Exhibit 4.2

GUARANTEE AND COLLATERAL AGREEMENT

Dated May 24, 2019

From

The Grantors referred to herein

as Grantors

to

Wilmington Trust, National Association

as Collateral Agent

and

the Noteholders referred to herein

as Noteholders

-i-

Schedules

Schedule I	–	Investment Property
Schedule II	–	Deposit Accounts, Securities Accounts and Lock Boxes
Schedule III	–	Receivables
Schedule IV	–	[Reserved]
Schedule V	–	Legal Name, Trade Names, Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization, Organizational Identification Number and Federal Employer Identification Number
Schedule VI	–	Changes in Name, Location, Etc.
Schedule VII	–	Letters of Credit
Schedule VIII	–	Equipment Locations
Schedule IX	–	Inventory Locations
Schedule X	–	Commercial Tort Claims
Schedule XI	–	Mergers and Acquisitions
Schedule XII	–	Locations of Books and Records
Schedule XIII	–	Filing Offices
Schedule XIV	–	Other Actions

Exhibits

Exhibit A	–	[Reserved]
Exhibit B	–	[Reserved]
Exhibit C	–	Form of Security Agreement Supplement

-ii-

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT dated May 24, 2019 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), made by Eastman Kodak Company, a New Jersey corporation (“Company”), and the other persons listed on the signature pages hereof, or which at any time execute and deliver a Security Agreement Supplement in substantially the form attached hereto as Exhibit C (the Company and such persons so listed or joined being, collectively, the “Grantors”), to Wilmington Trust, National Association, as collateral agent (in such capacity, together with any successors duly appointed by the Noteholders and assigns, the “Collateral Agent”) for the Noteholders and the Noteholders (and their successors, permitted transferees and permitted assigns).

PRELIMINARY STATEMENTS

(1) Company has agreed to issue to the Noteholders a certain series of secured convertible promissory notes dated of even date herewith, in an aggregate original principal amount of $100,000,000 (as amended from time to time, the “Notes”), pursuant to that certain Note Purchase Agreement dated of even date herewith, by and among the Company and the purchasers party thereto (together with any successors and permitted assigns, the “Noteholders”) (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”);

(2) Company is a member of an affiliated group of companies that includes each other Grantor;

(3) Each Grantor is the holder of the indebtedness owed to such Grantor as of the date hereof (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the obligors named therein.

(4) Each Grantor is the owner of the deposit accounts set forth opposite such Grantor’s name on Schedule II hereto (together with all deposit accounts now owned or hereafter acquired by the Grantors, the “Pledged Deposit Accounts”).

(5) Company is the owner of an L/C Cash Deposit Account (the “L/C Cash Deposit Account”) created in accordance with the ABL Agreement and subject to the security interest granted under this Agreement.

(6) Company is the owner of the Pledged Cash Account (Eligible Cash) (the “Pledged Cash Account (Eligible Cash)”) created in accordance with the ABL Agreement and subject to the security interest granted under this Agreement.

(7) It is a condition precedent to the obligation of the Noteholders to purchase their respective Notes from the Company under the Note Purchase Agreement that the Grantors shall have provided the guarantee and granted the security interests contemplated by this Agreement.

(8) Each Grantor will derive substantial direct or indirect benefit from the transactions contemplated by this Agreement, the Note Purchase Agreement and the other Transaction Documents.

(9) Terms defined in the Notes or Note Purchase Agreement and not otherwise defined in this Agreement (including in Attachment 1 attached hereto) are used in this Agreement as defined in the Notes and Note Purchase Agreement, as applicable. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Further, unless otherwise defined in this Agreement or in the Note or Note Purchase Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement (whether or not capitalized) as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Noteholders to purchase the Notes from the Company under the Note Purchase Agreement, each Grantor hereby agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

Section 1. Guarantee.

(a) Guarantee. Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) of the Company Obligations. “Guarantors” shall mean each Grantor other than the Company. “Company Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Company to the Collateral Agent or to any Noteholder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Transaction Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Collateral Agent or to any Noteholder that are required to be paid by the Company pursuant to the terms of any Transaction Document).

(i) Anything herein or in any other Transaction Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Transaction Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 1(b)).

(ii) Each Guarantor agrees that the Company Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 1 or affecting the rights and remedies of the Collateral Agent or any Noteholder hereunder.

(iii) The guarantee contained in this Section 1 shall remain in full force and effect until all the Obligations (other than any contingent indemnification obligations not then due and payable) shall have been satisfied by payment in full. “Obligations” shall mean (i) in the case of the Company, the Company Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations. “Guarantor Obligations” shall mean with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, this Section 1) or any other Transaction Document, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to the Noteholders that are required to be paid by such Guarantor pursuant to Section 22 hereof).

(iv) No payment made by the Company, any of the Guarantors, any other guarantor or any other person or received or collected by the Collateral Agent or any Noteholder from the Company, any of the Guarantors, any other guarantor or any other person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Company Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Company Obligations or any payment received or collected from such Guarantor in respect of the Company Obligations), remain liable for the Company Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full (other than any contingent indemnification obligations not then due and payable).

(b) Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 1(c). The provisions of this Section 1(b) shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the Noteholders, and each Guarantor shall remain liable to the Collateral Agent and the Noteholders for the full amount guaranteed by such Guarantor hereunder.

(c) No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any setoff or application of funds of any Guarantor by the Collateral Agent or any Noteholder, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any Noteholder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any Noteholder for the payment of the Company Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Collateral Agent and the Noteholders by the Company on account of the Company Obligations (other than contingent indemnification obligations not then due and payable) are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Company Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Collateral Agent and the Noteholders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Company Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

(d) Amendments, etc. with respect to the Company Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Company Obligations made by the Collateral Agent or any Noteholder may be rescinded by the Collateral Agent or such Noteholder and any of the Company Obligations continued, and the Company Obligations, or the liability of any other person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any Noteholder, and the Note Purchase Agreement and the other Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, waived, supplemented or terminated, in whole or in part pursuant to the terms of thereof, as the Collateral Agent (or the Required Noteholders) may reasonably deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any Noteholder for the payment of the Company Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any Noteholder shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Company Obligations or for the guarantee contained in this Section 1 or any property subject thereto.

(e) Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Company Obligations and notice of or proof of reliance by the Collateral Agent or any Noteholder upon the guarantee contained in this Section 1 or acceptance of the guarantee contained in this Section 1; the Company Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section; and all dealings between the Company and any of the Guarantors, on the one hand, and the Collateral Agent and the Noteholders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 1. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or any of the Guarantors with respect to the Company Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 1 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Note Purchase Agreement or any other Transaction Document, any of the Company Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any Noteholder, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or any other person against the Collateral Agent or any Noteholder, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Company Obligations, or of such Guarantor under the guarantee contained in this Section 1, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent or any Noteholder may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Company, any other Guarantor or any other person or against any collateral security or guarantee for the Company Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any Noteholder to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any other Guarantor or any other person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company, any other Guarantor or any other person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any Noteholder against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(f) Reinstatement. The guarantee contained in this Section 1 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Company Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any Noteholder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 2. Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all equipment in all of its forms, including all machinery, tools and furniture (excepting all fixtures), and all parts thereof and all accessions thereto, including computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, including computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) (i) all accounts, instruments (including promissory notes), deposit accounts, chattel paper, general intangibles (including payment intangibles, but excluding any Intellectual Property) and other obligations of any kind owing to the Grantors, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance (any and all such instruments, deposit accounts, chattel paper, general intangibles and other obligations to the extent not referred to in clause (d) or (f) below, being the “Receivables”), and all supporting obligations, security agreements, Liens, leases, letters of credit and other contracts owing to the Grantors or supporting the obligations owing to the Grantors under the Receivables (collectively, the “Related Contracts”), and (ii) all commercial tort claims now or hereafter described on Schedule X hereto;

(d) the following (the “Security Collateral”):

(i) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(ii) all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(iii) all security entitlements carried in, or from time to time credited to, as applicable, a securities account, all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon with respect thereto; and

(iv) all other investment property (including all (A) security entitlements and (B) securities accounts in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto (“Investment Property”);

(e) [reserved];

(f) the following (collectively, the “Account Collateral”):

(i) the Pledged Deposit Accounts, the L/C Cash Deposit Account, the Pledged Cash Account (Eligible Cash) and all funds and financial assets from time to time credited thereto (including all cash equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts, the L/C Cash Deposit Account and the Pledged Cash Account (Eligible Cash);

(ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

(g) [reserved]

(h) all documents, all money and all letter-of-credit rights;

(i) all books and records and documents (including databases, customer lists, credit files, computer files, printouts, other computer output materials and records and other records) of the Grantors pertaining to any of the Grantors’ Collateral;

(j) all other property not otherwise described above (except for any property specifically excluded from any clause in this section, and any property specifically excluded from any defined term used in any clause of this section);

(k) all proceeds of and payments under business interruption insurance;

(l) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (h) of this Section 2); and

(m) to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash and cash equivalents, including all Eligible Cash and US Cash;

provided, that, the security interest granted to the Collateral Agent for the benefit of the Secured Parties by this Section 2, shall be effective only to the extent such Collateral constitutes ABL Priority Collateral. References in this Agreement to “Collateral” and to each type of Collateral set forth in clauses (a) – (m) above, shall refer solely to such items to the extent constituting ABL Priority Collateral.

Notwithstanding any of the other provisions set forth in this Section 2 or in any Transaction Document, no Excluded Property shall constitute Collateral under this Agreement. For purposes of this Agreement and the other Transaction Documents, “Excluded Property” shall mean (1) any property to the extent that such grant of a security interest (x) is prohibited by any applicable Requirement of Law, (y) requires a consent not obtained of any Governmental Authority pursuant to such applicable Requirement of Law or (z) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Security Collateral (other than any of the foregoing issued by a Grantor), any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (2) any lease, license or other agreement or any property that is subject to a purchase money Lien or capital lease or similar arrangement (in each case permitted by the Notes and for so long as subject to such purchase money Lien, capital lease or similar arrangement), in each case to the extent that a grant of a Lien therein would violate or invalidate such lease, license or agreement or such purchase money, capital lease or similar arrangement or create a right of termination in favor of any party thereto (other than the Company or a Guarantor), except to the extent that such lease, license or other agreement or other document providing for such violation or invalidation or termination right is ineffective under applicable law (it being understood that Excluded Property shall not include proceeds and Receivables in respect of the foregoing), (3) any Intellectual Property, (4) any property to the extent a security interest in such property would result in material adverse tax consequences as reasonably determined by the Company and the Collateral Agent, (5) any equity interests, including any equity interests of the Company or any direct or indirect Subsidiary of the Company, (6) all leasehold interests in real property, and (7) any Excluded Account. Notwithstanding anything herein or in any other Transaction Document, the Grantors shall not be required to perfect the Collateral Agent’s security interest in (i) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement, (ii) Letter-of-Credit Rights, (iii) Disbursement Accounts and (iv) any property as to which the Collateral Agent shall agree in writing that the cost of obtaining a security interest or perfection thereof would be excessive in relation to the value of the security to be afforded thereby.

Section 3. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor or Subsidiary of the Company owing to the Secured Parties. Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Obligations and would be owed by such Grantor or Subsidiary of the Company, as applicable, to any Secured Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any of the Company, the Guarantors and other Subsidiaries of the Company.

Section 4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to perform all of its duties and obligations thereunder to the extent set forth therein to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Transaction Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 5. Delivery and Control of Certain Account and Security Collateral. (a) Subject to the Intercreditor Agreement, all certificates or instruments representing or evidencing Pledged Debt shall be promptly delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent except to the extent that such transfer or assignment is prohibited by applicable law.

(b) With respect to any Security Collateral representing interests in which any Grantor has any right, title or interest, such Grantor will use commercially reasonable efforts (or in the case of a wholly owned Subsidiary, take all actions necessary) to cause (i) the issuers of such Security Collateral and (ii) any securities intermediary which is the holder of any such Security Collateral, to cause the Collateral Agent to have and retain, subject to the Intercreditor Agreement, Control over such Security Collateral. Without limiting the foregoing, such Grantor will, with respect to any such Security Collateral held with a securities intermediary, use commercially reasonable efforts to cause such securities intermediary to enter into a control agreement with the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, giving the Collateral Agent Control, subject to the Intercreditor Agreement.

(c) With respect to any securities account and any Security Collateral that constitutes a security entitlement, within 60 days following the Closing Date (or such later date as the Collateral Agent shall reasonably agree), the relevant Grantor will cause the securities intermediary with respect to such security account or security entitlement to identify in its records the Collateral Agent as the entitlement holder thereof or enter into a control agreement with the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, giving the Collateral Agent Control, subject to the Intercreditor Agreement.

(d) Subject to the Intercreditor Agreement and upon the occurrence and during the continuance of an Event of Default, each Grantor shall cause the Security Collateral, to be registered in the name of the Collateral Agent or such of its nominees as the Collateral Agent shall direct, subject only to the revocable rights specified in Section 13(a). In addition, the Collateral Agent shall have the right upon the occurrence and during the continuance of an Event of Default to convert Security Collateral consisting of financial assets credited to any securities account or the L/C Cash Deposit Account to Security Collateral consisting of financial assets held directly by the Collateral Agent, and to convert Security Collateral consisting of financial assets held directly by the Collateral Agent to Security Collateral consisting of financial assets credited to any securities account or the L/C Cash Deposit Account.

(e) Upon the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

(f) With respect to any DDAs or Lock Boxes maintained by any Grantor, within 60 days following the Closing Date (or such later date as the Collateral Agent shall reasonably agree) (the “Cash Control Implementation Date”), the relevant Grantor shall (i) enter into (A) an Account Control Agreement with the banks with which any Grantor maintains DDAs and securities accounts, with respect to each DDA and securities account (other than any Excluded Accounts or Disbursement Accounts) (collectively, the “Controlled DDA Accounts”) and (B) a Lock Box Agreement with the banks with which any Grantor maintains a Lock Box, with respect to each Lock Box (collectively, the “Controlled Lock Box Accounts”), and (ii) with respect to any Account Control Agreements in effect on the Closing Date relating to Controlled DDA Accounts and Controlled Lock Box Accounts, cause the relevant banks to amend and restate such Account Control Agreement to add the Collateral Agent as a secured party (or other similar term used therein) thereunder. If, at any time from and after Cash Control Implementation Date, any cash or cash equivalents owned by any Grantor that constitute Collateral are deposited to any DDA, securities account or Lock Box Account, or held or invested in any manner, other than in a Controlled Account (or a Disbursement Account or an Excluded Account), the Collateral Agent (with the consent of the ABL Agent) may require the applicable Grantor to close such account and have all funds therein transferred to a Controlled

Account, and all future deposits made to a Controlled Account (other than with respect to cash on deposit in an Excluded Account or Disbursement Account). The Grantors may close DDAs or Controlled Accounts and/or open new DDAs or Controlled Accounts, subject to the execution and delivery to the ABL Agent and the Collateral Agent of appropriate Account Control Agreements or Lock Box Agreements, as applicable, consistent with the provisions of this Section 5(f) and otherwise reasonably satisfactory to the ABL Agent and the Collateral Agent.

Section 6. [Reserved].

Section 7. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) Such Grantor’s exact legal name, chief executive office, type of organization, jurisdiction of organization, organizational identification number and Federal Employer Identification Number as of the date hereof is set forth in Schedule V hereto. Within the five years preceding the date hereof, such Grantor has not changed its legal name, chief executive office, type of organization, jurisdiction of organization, organizational identification number or Federal Employer Identification Number from those set forth in Schedule V hereto except as set forth in Schedule VI hereto. Each of the trade names owned and used by any Grantor in the operation of its business (e.g. billing, advertising, etc.) are set forth in Schedule V hereto.

(b) Since the date four (4) months prior to the date hereof, each Grantor has made or entered into only the mergers and acquisitions set forth on Schedule XI hereto.

(c) The books and records of each Grantor pertaining to accounts, contract rights, inventory, and other assets are located at the addresses indicated for each Grantor on Schedule XII hereto.

(d) Such Grantor is the legal and beneficial owner of the Collateral and has rights in, the power to transfer, or a valid right to use, the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or Liens permitted under the Notes, and has full power and authority to grant to the Collateral Agent the security interest in such Collateral granted hereunder pursuant to the terms hereof. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may exist on the date of this Agreement, have been filed in favor of the Collateral Agent relating to the Transaction Documents or are otherwise permitted under the Notes.

(e) When financing statements naming such Grantor as debtor and the Collateral Agent as secured party and providing a description of the Collateral with respect to which such Grantor has purported to grant a security interest hereunder have been filed in the appropriate offices against such Grantor in the locations listed on Schedule XIII, the Collateral Agent will have a fully perfected and, subject to the Intercreditor Agreement, first priority security interest (except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing), subject only to Liens permitted under the Notes, in that Collateral of the Grantor in which a security interest may be perfected by filing of an initial financing statement in the appropriate office against such Grantor; provided, that, upon completion of the filings referred to in this Section 7(e) and the other actions specified on Schedule XIV, the security interests granted pursuant to this Agreement will constitute valid perfected security interests in all of the U.S.-based Collateral (other than Excluded Property) in favor of the Collateral Agent as collateral security for the Obligations.

(f) All of such Grantor’s locations where Equipment and Inventory having a value in excess of $1,000,000 is located as of the date hereof are specified in Schedule VIII and Schedule IX hereto, respectively (other than Collateral in transit in the ordinary course of business, in use or on display at any trade show, conference or similar event in the ordinary course of business, maintained with customers (or otherwise on the premises of customers) and consignees in the ordinary course of business or in the possession of employees in the ordinary course of business). Such Grantor has exclusive possession and control of its Inventory, other than Inventory stored at any leased premises or third party warehouse.

(g) None of the Receivables is evidenced by a promissory note or other instrument in excess of $3,750,000 that has not been delivered to the Collateral Agent. All such Receivables valued in excess of $3,750,000 is listed on Schedule III attached hereto.

(h) Subject to the Intercreditor Agreement, all Security Collateral consisting of instruments with an aggregate fair market value in excess of $10,000,000 for all such Security Collateral of the Grantors has been delivered to the Collateral Agent.

(i) If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(j) The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof and, if evidenced by any promissory notes, subject to the Intercreditor Agreement, such promissory notes have been delivered to the Collateral Agent, and is not in default.

(k) The Initial Pledged Debt constitutes all of the outstanding Indebtedness for borrowed money owed to such Grantor by the issuers thereof.

(l) Such Grantor has no Investment Property with a market value in excess of $1,000,000 as of the date hereof, other than the Investment Property listed on Part IV of Schedule I hereto.

(m) Such Grantor has no deposit accounts or securities accounts as of the date hereof, other than the deposit accounts and securities accounts listed on Schedule II hereto (other than deposit accounts or securities accounts that have less than $750,000 in the aggregate on deposit).

(n) Such Grantor is not a beneficiary or assignee under any letter of credit with a stated amount in excess of $2,500,000 and issued by a United States financial institution as of the date hereof, other than the letters of credit described in Schedule VII hereto.

(o) This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by such Grantor under this Agreement, securing the payment of the Obligations except to the extent that Control or possession by the Collateral Agent is required for the creation of the security interest; all filings and other actions necessary to perfect the security interest in the U.S.-based Collateral granted by such Grantor have been duly made or taken and are in full force and effect other than (i) actions necessary to perfect the Collateral Agent’s security interest with respect to Collateral evidenced by a certificate of title or Collateral consisting of vessels or aircraft.

(p) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including, subject to the Intercreditor Agreement, the first priority nature of such security interest in Collateral), except for (A) the filing of financing and continuation statements under the UCC, (B) the actions described in Section 5 with respect to the Security Collateral, and (C) the Control of certain assets as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC, or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as set forth above and as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(q) The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law except where the failure to so comply would not have a Material Adverse Effect.

(r) [Reserved]

Section 8. Further Assurances. (a) Each Grantor agrees that from time to time, in accordance with the terms of this Agreement at the expense of such Grantor and at the reasonable request of the Collateral Agent, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will, at the reasonable request of the Collateral Agent, promptly with respect to the Collateral of such Grantor: (i) mark conspicuously each document included in Inventory, each chattel paper included in Receivables each Assigned Agreement and, at the request of the Collateral Agent, each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such document, Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent; (iii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; and (iv) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto in the applicable UCC filing office, including one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor in the United States, or any real property or fixtures, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the Collateral Agent shall not have any responsibility for the preparing, recording, filing, rerecording, or refiling of any financing statements (amendments or continuations) or other instruments in any public office.

(c) Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

Section 9. As to Equipment and Inventory. (a) Each Grantor will keep its Equipment having a value in excess of $1,000,000 and Inventory having a value in excess of $1,000,000 (other than Inventory sold in the ordinary course of business) at the locations therefor specified in Schedule VIII and Schedule IX, respectively, or, upon 30 days’ prior written notice to the Collateral Agent (or such lesser time as may be agreed by the Collateral Agent), at such other places designated by such Grantor in such notice. Schedule VIII and Schedule IX respectively set forth whether each such location is owned, leased or operated by third parties, and, if leased or operated by third parties, their names and addresses.

(b) Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, its Equipment and Inventory, except to the extent payment thereof (i) would not reasonably be expected to have a Material Adverse Effect or (ii) is being contested in good faith by appropriate proceedings and as to which appropriate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made. In producing its Inventory, each Grantor will comply with all requirements of applicable law, except where the failure to so comply will not have a Material Adverse Effect.

Section 10. Insurance. Each Grantor will, at its own expense, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or each Grantor operates; provided, that, the Company and each Grantor may self-insure to the extent consistent with prudent business practice. Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses to be paid, subject to the Intercreditor Agreement and the loss payee provisions which were requested pursuant to clause (iii) below, directly to the Collateral Agent. Each such policy shall in addition (i) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (ii) provide that (A) there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (B) if agreed by the insurer (which agreement such Grantor shall use commercially reasonable efforts to obtain), at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer, and (iii) contain such other customary loss payee provisions as the Collateral Agent shall reasonably request. Each Grantor will, if so requested by the Collateral Agent, deliver to the Collateral Agent certificates of insurance evidencing such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker or the insurer with respect to such insurance. Further, each Grantor will, at the request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 2(k), 2(l) and 2(m) and use its commercially reasonable efforts to cause the insurers to acknowledge notice of such assignment.

Section 11. Post-Closing Changes; Collections on Receivables. (a) If any Grantor changes its name, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule V of this Agreement it will give written notice to the Collateral Agent within 15 days of such change and will take all action necessary for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral, including the Related Contracts, and will permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from such records and other documents no more than once in any period of twelve (12) consecutive months (or on an unlimited basis during an Event of Default); provided, that, in no event shall the Company or any of its Subsidiaries be required to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Collateral Agent or any Holder (or their respective representatives or contractors) is prohibited by Applicable Law or contractual confidentiality obligation owed to a third party or (iii) in the reasonable determination of the Company, is subject to attorney client or similar privilege or constitutes attorney work-product. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, neither the Company nor any Grantor shall be required to provide the Collateral Agent, any Noteholder or any of their advisors or consultants with access to, or details concerning, any facility, document or information to the extent that such provision would, in the Company’s or the applicable Grantor’s reasonable judgment, result in a violation of Applicable Law or regulation, including International Traffic in Arms Regulations. If any Grantor does not have an organizational identification number and later obtains one, it will promptly notify the Collateral Agent of such organizational identification number.

(b) Collateral Agent shall have the right at any time or times, in Collateral Agent’s name or in the name of a nominee of Collateral Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise (provided any visits shall be done during normal business hours and at times to be mutually agreed). Except as otherwise provided in this subsection (b), each Grantor, at its own expense and in the ordinary course of business undertaken in a commercially reasonable manner and consistent with applicable law, will continue to collect, adjust, settle, compromise the amount or payment of, all amounts due or to become due such Grantor under the Receivables. In connection with such collections, adjustments, settlements, compromises and other exercises of rights, such Grantor may take (and, at the Collateral Agent’s direction upon the occurrence and during the continuance of an Event of Default, will take) such action as such Grantor (or, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent) may deem necessary or advisable; provided, that, the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors under any Receivables of the assignment of such Receivables to the Collateral Agent and to direct such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Receivables, including those set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including instruments) received by such Grantor in respect of the Receivables of such Grantor shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) to be applied as provided in Section 20(b) or to prepay the Notes, and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable, release wholly or partly any Obligor thereof or allow any credit or discount thereon other than credits or discounts given in the ordinary course of business.

(c) No Grantor will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except for financing statements (i) naming the Collateral Agent on behalf of the Secured Parties as the secured party, and (ii) in respect to other Liens permitted by the Notes. Each Grantor acknowledges that it is not authorized to file any amendment or termination statement with respect to any financing statement naming the Collateral Agent as secured party without the prior written consent of the Collateral Agent, subject to such Grantor’s rights under the UCC.

Section 12. [Reserved].

Section 13. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Transaction Documents; provided, that, any and all dividends, interest and other distributions paid or payable in the form of instruments in respect of, or in exchange for, any Security Collateral, shall be promptly delivered to the Collateral Agent to hold as Security Collateral (to the extent it is not Excluded Property) and shall, if received by such Grantor, be received in trust for the benefit of the Secured Parties, be segregated from the other property or funds of such Grantor and be promptly delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request in writing for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of each Grantor (A) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 13(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (B) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 13(a)(ii) shall automatically cease, and all such rights shall, subject to the Intercreditor Agreement, thereupon become vested in the Collateral Agent for the benefit of the Secured Parties, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 13(b) shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be promptly paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

Section 14. [Reserved.]

Section 15. As to Letter-of-Credit Rights and Commercial Tort Claims. (a) Except as otherwise permitted by the Transaction Documents, each Grantor, by granting a security interest in its Receivables consisting of letter of credit rights to the Collateral Agent, hereby assigns to the Collateral Agent such rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee. Upon request of the Collateral Agent, each Grantor will promptly use commercially reasonable efforts to cause the issuer of each letter-of-credit with a stated amount in excess of $2,500,000 and each nominated person (as defined in Section 5-102 of the UCC) (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Collateral Agent and deliver written evidence of such consent to the Collateral Agent.

(b) Upon the occurrence and during the continuance of an Event of Default, each Grantor will, promptly upon request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letters of credit.

(c) In the event that any Grantor hereafter acquires or has any commercial tort claim that has been filed with any court in excess of $5,000,000 in the aggregate, it shall, promptly after such claim has been filed with such court, deliver a supplement to Schedule X hereto, identifying such new commercial tort claim.

Section 16. Transfers and Other Liens; Additional Shares. (a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Notes or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens not prohibited under the terms of the Notes.

Section 17. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a) to obtain, an upon the occurrence and during the continuance of an Event of Default, adjust insurance required to be paid to the Collateral Agent pursuant to Section 10;

(b) upon the occurrence and during the continuation of any Event of Default, to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of an Event of Default, to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above;

(d) upon the occurrence and during the continuation of any Event of Default to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral;

(e) [Reserved];

(f) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including actions to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Collateral Agent in its sole discretion, any such payments made by Collateral Agent to become obligations of such Grantor to Collateral Agent, due and payable immediately without demand;

(g) (i) upon the occurrence and during the continuation of any Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes, and (ii) to do, at Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do;

(h) upon the occurrence and during the continuation of any Event of Default, to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any person obligated to the Company or such other Grantor in respect of any Account of the Company or such other Grantor; and

(i) upon the occurrence and during the continuance of any Event of Default, to take exclusive possession of all locations where the Company or other Grantor conducts its business or has rights of possession, with prompt notice to the Company or any Grantor and to use such locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, without obligation to pay rent or other compensation for the possession or use of any location.

Section 18. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so, upon notice to the Company of at least five Business Days in advance and if the Company fails to cure within such period, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 22.

Section 19. The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more of its Affiliates (or, with the consent of the Company, any other persons) subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, that, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 20. Remedies. If any Event of Default shall have occurred and be continuing and such Event of Default has resulted in the acceleration of the Obligations, which acceleration has not been rescinded or otherwise terminated:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) subject to applicable law, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy, on a non-exclusive basis, any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including any and all rights of such Grantor to (A) demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral, and (C) exercise all other rights and remedies with respect to the Receivables and the other Collateral, including those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale, or of the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that (A) the internet shall constitute a “place” for purposes of Section 9-610(b) of the UCC and (B) to the extent notification of sale shall be required by law, notification by mail of the URL where a sale will occur and the time when a sale will commence at least ten (10) days prior to the sale shall constitute a reasonable notification for purposes of Section 9-611(b) of the UCC.

(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral and any proceeds of the guarantee set forth in Section 1 may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter shall be applied in whole or in part by the Collateral Agent for the benefit of the Secured Parties against, all or any part of the Obligations, in accordance with Section 1.2 of the Notes.

(c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(d) Subject to the provisions of Section 28, the Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e) [Reserved].

(f) In each case under this Agreement in which the Collateral Agent takes any action with respect to the Collateral, including proceeds, the Collateral Agent shall provide to the Company such records and information regarding the possession, control, sale and any receipt of amounts with respect to such Collateral as may be reasonably requested in writing by the Company as a basis for the preparation of the company’s financial statements in accordance with GAAP.

Section 21. [Reserved]

Section 22. Indemnity and Expenses. (a) Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of its Affiliates and their respective officers, directors, employees, trustees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (ii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iii) the failure by such Grantor to perform or observe any of the provisions hereof.

(c) The undertakings in this Section 22 shall survive termination of this Agreement, the payment of all Obligations and the resignation of the Collateral Agent.

Section 23. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and, with respect to any amendment, the Company on behalf of the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Each Subsidiary of the Company that is required to grant security to the ABL Agent pursuant to the terms of the ABL Loan Documents shall become a Grantor for all purposes of this Agreement upon the execution and delivery by such person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”). Such person shall be referred to as an “Additional Grantor” and each reference in this Agreement and the other Transaction Documents to “Grantor” or “Guarantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Transaction Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 24. Confidentiality; Notices; References. (a) Each of the Collateral Agent and the Secured Parties agree to maintain the confidentiality of the Information (as defined below) except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, and funding sources on a “need to know” basis (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and shall agree to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section 24, to any permitted assignee of, or any permitted prospective assignee of, any of its rights or obligations under this Agreement, (g) with the prior written consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 24 or (ii) becomes available to the Collateral Agent or any Noteholder on a non-confidential basis from a source other than the Company. For the avoidance of doubt, the obligations of any Secured Party under this Section 24(a) shall not be abrogated by such Secured Party’s assignment of its Notes under the terms of the Notes. For the purposes of this Section 24, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Collateral Agent or any Noteholder on a non-confidential basis prior to disclosure by the Company. Any person required to maintain the confidentiality of Information as provided in this Section 24 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

(b) Any notice, request or other communication required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earlies of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer named below or such officer’s successor, or by facsimile (with successful transmission confirmation which is kept by sending party), (ii) the earlier of the date delivered or the third Business Day after deposit, postage prepaid, in the U.S. Postal Service by certified mail, or (iii) the earlier of the date delivered or the third Business Day after mailing by express courier with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereto entitled at the following addresses (or at such other address as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

Eastman Kodak Company

Attn: General Counsel

343 State Street

Rochester, New York 14650

Tel: 585-724-4000

Fax: 585-724-1089

Email: Roger.Byrd@kodak.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

Attn: S. Neal McKnight

125 Broad Street

New York, New York 10005

Email: mcknightn@sullcrom.com

If to Collateral Agent:

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, Connecticut 06437

Attention: Kodak Notes Administrator

Tel: 203-453-4130

Fax: 203-453-1183

Email: jodonnell@wilmingtontrust.com

with a copy to (which shall not constitute notice):

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attn: Ronald A. Hewitt

Tel: 212-841-1000

Email: rhewitt@cov.com

Section 25. Continuing Security Interest; Assignments Under the Notes. This Agreement shall create a continuing guaranty and continuing security interest in the Collateral and shall (a) continue in effect (notwithstanding the fact that from time to time there may be no Obligations outstanding) until (i) the Notes have terminated pursuant to their express terms and (ii) all of the Obligations (other than any contingent indemnification obligations not then due and payable) have been paid in full and no commitments of the Collateral Agent or the Noteholders which would give rise to any Obligations are outstanding, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, permitted transferees and permitted assigns. Without limiting the generality of the foregoing clause (c), to the extent permitted in Section 17 of the Notes, any Noteholder may assign or otherwise transfer all or any portion of its rights and obligations under the Notes to any permitted transferee, and such permitted transferee shall thereupon become vested with all the benefits in respect thereof granted to such Noteholder herein or otherwise.

Section 26. [Reserved].

Section 27. Release; Termination. (a) Upon any disposition of any item of Collateral of any Grantor as permitted by the Transaction Documents and receipt by the Collateral Agent of a written certification by the Company that such disposition or other event, as applicable, is not permitted under the terms of the Transaction Documents (which written certification the Collateral Agent shall be entitled to rely conclusively without further inquiry), then, in the case of the foregoing clause (i), the security interests granted under this Agreement by such Grantor in such Collateral or in the assets of such Subsidiary, as applicable, shall immediately terminate and automatically be released and, in the case of the foregoing clause (ii), Collateral Agent will, in each case and subject to the Intercreditor Agreement, promptly deliver at the Grantor’s request to such Grantor all notes and other instruments representing any Pledged Debt, Receivables or other Collateral so released, and Collateral Agent will, at such Grantor’s expense, promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request in writing to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, that, no such documents shall be required unless such Grantor shall have delivered to the Collateral Agent, at least five Business Days prior to the date such documents are required by Grantor, or such lesser period of time agreed by the Collateral Agent, a written request for release describing the item of Collateral and the consideration to be received in the sale, transfer or other disposition and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent (which form shall be reasonably acceptable to the Collateral Agent) and a certificate of such Grantor to the effect that the transaction will be in compliance with the Transaction Documents.

(b) At such time as the Obligations shall have been paid in full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall promptly deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request in writing to evidence such termination. At the request and sole expense of the Company, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of.

(c) The Noteholders irrevocably authorize the Collateral Agent to and the Collateral Agent shall upon receipt by the Collateral Agent of a written certification by the Company that such release or other event, as applicable, is not prohibited under the terms of the Transaction Documents (which written certification the Collateral Agent shall be entitled to rely conclusively without further inquiry):

(i) release any Lien on any property granted to or held by the Collateral Agent under any Transaction Document if required or otherwise approved, authorized or ratified in writing in accordance with the terms of the Transaction Documents, including pursuant to the Intercreditor Agreement;

(ii) release the Company or any Guarantor from its obligations under the Transaction Documents if such person (i) ceases to be a Subsidiary or (ii) becomes an Unrestricted Subsidiary, in each case, as a result of a transaction or designation permitted under the terms of the Transaction Documents; provided that no such release shall occur with respect to an entity that becomes an Unrestricted Subsidiary if the Company or any Guarantor continues to be a guarantor in respect of the ABL Facility unless and until each guarantor is (or is being simultaneously) released from its guarantee with respect to the ABL Facility;

(iii) release any Lien on any property granted to or held by the Collateral Agent under any Transaction Document on any assets that are excluded from the Collateral; and

(iv) enter into or amend an intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral.

(d) Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the Collateral Agent shall, upon receipt by the Collateral Agent of a written certification by the Company that such disposition or other event, as applicable, is not prohibited under the terms of the Transaction Documents (which written certification the Collateral Agent shall be entitled to rely conclusively without further inquiry), without notice to or vote or consent of, any Noteholder, take such actions as shall be reasonably requested in writing by the Company as necessary or desirable to release, or document the release, by the Collateral Agent, of the security interest in any Collateral being sold, disposed of or transferred in a transaction permitted by the Transaction Documents, in each case to a person other than the Company and its Subsidiaries, and to release any guarantee obligations under any Transaction Documents of any person being sold, disposed of or transferred to a person other than the Company or its Subsidiaries, or no longer required to provide a guaranty hereunder to the extent necessary to permit consummation of such sales or dispositions of assets in accordance with the Transaction Documents.

Section 28. Right of Setoff. If one or more Events of Default shall have occurred and be continuing, each Noteholder shall have the right, in addition to and not in limitation of any right which any such Noteholder may have under Applicable Law or otherwise, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other obligations at any time owing by such Noteholder to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement and the other Transaction Documents held by such Noteholder, irrespective of whether or not such Noteholder shall have made any demand under this Agreement or such other Transaction Document and although such obligations may be unmatured. The rights of each Noteholder under this Section 28 are in addition to other rights and remedies (including other rights of setoff) which such Noteholder may have. No Noteholder will, or will permit any of its successors or permitted assigns to, exercise its rights under this Section 28 without the consent of the Required Noteholders. ANY AND ALL RIGHTS TO REQUIRE THE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE THE SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Section 29. Appointment and Administration by Collateral Agent.

(a) Each Noteholder hereby irrevocably designates and appoints Wilmington Trust, National Association as Collateral Agent under this Agreement and the other Transaction Documents and as Second Priority Representative under the Intercreditor Agreement. The general administration of this Agreement and the related security documents and instruments shall be by the Collateral Agent in its capacity as such and, with respect to the Intercreditor Agreement, as Second Priority Representative. By accepting the benefits of this Agreement and the other Transaction Documents, the Noteholders each hereby (a) irrevocably authorize the Collateral Agent (i) to enter into the Transaction Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Transaction Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of this Agreement and the Intercreditor Agreement. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Secured Parties in their capacity as such and no Secured Party (other than the Collateral Agent) shall be required to execute this Agreement as a party thereto. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Transaction Documents, nor shall it have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Transaction Documents or otherwise exist against the Collateral Agent.

(b) Any occasion requiring or permitting an approval, consent, discretion, waiver, election or other action on the part of the Noteholders, shall be taken by the Collateral Agent (upon receipt by the Collateral Agent from the Company of the Note Register, or certification of the Noteholders if the Company fails to provide such Note Register, in accordance with clause (m)), for and on behalf or for the benefit of all Secured Parties upon the direction of the Required Noteholders, and any such action shall be binding on all Secured Parties. The Collateral Agent, when acting on behalf of the Secured Parties, may execute any of its respective duties under this Agreement by or through any of its officers, agents and employees, and neither the Collateral Agent nor its respective directors, officers, agents or employees shall be liable to any other Secured Party for any action taken or omitted to be taken in good faith, or be responsible to any Noteholder for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of the Collateral Agent’s own gross negligence or willful misconduct. Neither the Collateral Agent nor its directors, officers, agents and employees shall in any event be liable to any Noteholder for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Noteholders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither the Collateral Agent nor any of its respective directors, officers, employees, or agents shall be: (i) responsible to any Noteholder for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Transaction Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by the Company or any Guarantor of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Transaction Documents; (iii) responsible to any other Secured Party for the state or condition of any properties of the Company, any Guarantor or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Company or any Guarantor; (iv) responsible to any Noteholder for the validity, enforceability, collectability, effectiveness or genuineness of this Agreement or any other Transaction Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any Noteholder for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

(c) The Collateral Agent may execute any of its duties under this Agreement or any other Transaction Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Transaction Documents. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(d) Neither the Collateral Agent nor any of its directors, officers, employees, or agents shall have any responsibility to the Company or any Guarantor on account of the failure or delay in performance or breach by any other Secured Party of any of its respective obligations under this Agreement or any of the other Transaction Documents or in connection herewith or therewith.

(e) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them in good faith to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Company or any Guarantor), independent accountants and other experts selected by the Company or any Guarantor or any Secured Party. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless they shall first receive such advice or concurrence of the Required Noteholders as it deems appropriate or they shall first be indemnified to its satisfaction by the other Secured Parties against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

(f) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default unless the Collateral Agent has actual knowledge of the same or has received notice from the Company or any Guarantor referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of event of default”. In the event that the Collateral Agent obtains such actual knowledge or receives such a notice, the Collateral Agent shall give prompt notice thereof to each of the other Secured Parties. Upon and during the occurrence of an Event of Default, the Collateral Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Noteholders.

Unless and until the Collateral Agent shall have received such direction, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Event of Default as it shall deem advisable in the best interest of the Secured Parties. In no event shall the Collateral Agent be required to comply with any such directions to the extent that the Collateral Agent believes that its compliance with such directions would be unlawful.

(g) Each Secured Party (other than the Collateral Agent) acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Secured Party, and based on the financial statements prepared by the Company and the Guarantors and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Company and the Guarantors and has made its own decision to enter into this Agreement and the other Transaction Documents.

(h) Each of the Noteholders agrees to (a) reimburse the Collateral Agent and its Affiliates for such Secured Party’s Applicable Percentage of (i) any expenses and fees incurred by the Collateral Agent for the benefit of Secured Parties under this Agreement and any of the other Transaction Documents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Secured Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Secured Parties and (ii) any expenses of any Collateral Agent incurred for the benefit of the Secured Parties that the Company or the Guarantors have agreed to reimburse pursuant to this Agreement or any other Transaction Document and have failed to so reimburse and (b) indemnify and hold harmless each Collateral Agent and any of its Affiliates, directors, officers, employees, or agents, on demand, in the amount of such Secured Party’s Applicable Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Secured Party in any way relating to or arising out of this Agreement or any of the other Transaction Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Transaction Documents to the extent not reimbursed by the Company or any Guarantor, including costs of any suit initiated by any Collateral Agent against any Secured Party (except such as shall have been determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Collateral Agent); provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Secured Party in its capacity as such. The provisions of this Section 29(h) shall survive the repayment of the Obligations.

(i) It is understood and agreed that the Collateral Agent shall have the same rights and powers hereunder (including the right to give such instructions) as the other Noteholders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Company or any Guarantor, as though they were not the Collateral Agent.

The Collateral Agent and its Affiliates may engage in any kind of commercial or investment banking, trust, advisory or other business with the Company and its Affiliates as if it were not an Agent hereunder.

(j) The Collateral Agent may deem and treat a Noteholder party to this Agreement as Noteholder unless and until the Collateral Agent shall have received a notice of transfer of the Note held by such Noteholder.

(k) The Collateral Agent may resign at any time by giving thirty (30) Business Days’ prior written notice thereof to the other Secured Parties and the Company. Upon any such resignation of the Collateral Agent, the Required Noteholders shall have the right to appoint a successor Collateral Agent, which, so long as there is no Event of Default continuing, shall be reasonably satisfactory to the Company (whose consent in any event shall not be unreasonably withheld or delayed). If no successor Collateral Agent shall have been so appointed by the Required Noteholders and/or none shall have accepted such appointment within thirty (30) Business Days after the retiring Collateral Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the other Secured Parties, appoint a successor Collateral Agent which shall be a person capable of complying with all of the duties of the Collateral Agent hereunder (in the opinion of the retiring Collateral Agent and as certified to the other Secured Parties in writing by such successor Collateral Agent) which, so long as there is no Event of Default continuing, shall be reasonably satisfactory to the Company (whose consent shall not in any event be unreasonably withheld or delayed). Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement.

After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of Section 22 of this Agreement and this Sections 29 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Collateral Agent under this Agreement.

(l) The Noteholders are not partners or co-venturers, and no Noteholder shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Collateral Agent) authorized to act for, any other Noteholder.

(m) For purposes of the general administration of this Agreement, the Intercreditor Agreement and any related security documents and instruments, the Company agrees to promptly upon request therefor, deliver to the Collateral Agent a copy of a register of Noteholders (the “Note Register”) setting forth the identity and contact information of each of the Noteholders at the relevant time, the aggregate principal amount of the Notes held by each such Noteholder at such time and the aggregate principal amount of Notes then outstanding (which Note Register the Collateral Agent shall be entitled to rely conclusively without further inquiry). In the event that the Company fails to promptly provide a copy of the Note Register, the Collateral Agent shall be entitled to conclusively rely, and shall be fully protected in relying, on written information provided by any Person purporting to be a Noteholder and setting forth the aggregate principal amount of Notes held by such Person.

Section 30. Agency for Perfection. Each Noteholder hereby appoints each other Noteholder as agent for the purpose of perfecting Liens for the benefit of the Collateral Agent and the Noteholders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America can be perfected only by possession or control. Should any Noteholder (other than the Collateral Agent) obtain possession or control of any such Collateral, such Noteholder shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 31. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or pdf shall be effective as delivery of an original executed counterpart of this Agreement.

Section 32. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 33. Jurisdiction; Waiver of Jury Trial. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City in the borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Grantor hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 24 of this Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any such New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Collateral Agent or any Secured Party in the negotiation, administration, performance or enforcement thereof.

Section 34. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control. Notwithstanding anything herein to the contrary, any provision hereof that requires any Grantor to (a) deliver any Collateral to the Collateral Agent or (b) cause the Collateral Agent to have Control over such Collateral may be satisfied prior to the Maturity Date by (i) the delivery of such Collateral by such Grantor to the Collateral Agent for the benefit of itself and the Noteholders and (ii) providing that the Collateral Agent be provided with Control with respect to such Collateral of such Grantor for the benefit of the itself and the other Secured Parties. Until the First Priority Obligations Payment Date with respect to ABL Priority Collateral, the delivery of any ABL Priority Collateral to the ABL Agent pursuant to the ABL Loan Documents shall satisfy any delivery requirement hereunder or under any other Transaction Document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Grantor and Guarantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

EASTMAN KODAK COMPANY

By:	/s/ William G. Love
Name: William G. Love
Title: Treasurer & Director, Investor Relations

Address for Notices:

Eastman Kodak Company 345 State Street
Rochester, NY 14650

EASTMAN KODAK INTERNATIONAL CAPITAL COMPANY INC.
FAR EAST DEVELOPMENT LTD.
FPC INC.
KODAK (NEAR EAST), INC.
KODAK AMERICAS, LTD.
LASER-PACIFIC MEDIA CORPORATION QUALEX INC.

By:	/s/ William G. Love
Name: William G. Love
Title: Treasurer

Address for Notices:

c/o Eastman Kodak Company 345 State Street
Rochester, NY 14650

[Signature Page to Guaranty and Collateral Agreement (Secured Convertible Notes)]

KODAK PHILIPPINES, LTD.
NPEC INC.

By:	/s/ William G. Love
Name: William G. Love
Title: Treasurer

Address for Notices:

c/o Eastman Kodak Company 345 State Street
Rochester, NY 14650

[Signature Page to Guaranty and Collateral Agreement (Secured Convertible Notes)]

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:	/s/ Joseph P. O’ Donnell
Name: Joseph P. O’ Donnell
Title: Vice President

Address for Notices:

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, Connecticut 06437

Attention: Kodak Notes Administrator

Fax: (203) 453-1183

with a copy to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attn: Ronald A. Hewitt

Fax: (212) 841-1010

[Signature Page to Guaranty and Collateral Agreement (Secured Convertible Notes)]

C2W PARTNERS MASTER FUND LIMITED
By: Southeastern Asset Management, Inc., Acting as Investment Advisor

By:	/s/ Andrew R. McCarroll
Name: Andrew R. McCarroll
Title: General Counsel

Address for Notices:

c/o Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900,
Memphis, TN 38119
Attention: Andrew R. McCarroll
Email: amccarroll@SEasset.com
Facsimile: (901) 260-0885

LONGLEAF PARTNERS SMALL-CAP FUND

By: Southeastern Asset Management, Inc., Acting as Investment Advisor

By:	/s/ Andrew R. McCarroll
Name: Andrew R. McCarroll
Title: General Counsel

Address for Notices:

c/o Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900,
Memphis, TN 38119
Attention: Andrew R. McCarroll
Email: amccarroll@SEasset.com
Facsimile: (901) 260-0885

[Signature Page to Guaranty and Collateral Agreement (Secured Convertible Notes)]

DESERET MUTUAL PENSION TRUST

By: Southeastern Asset Management, Inc., Acting as Investment Advisor

By:	/s/ Andrew R. McCarroll
Name: Andrew R. McCarroll
Title: General Counsel

Address for Notices:

c/o Southeastern Asset Management, Inc.
6410 Poplar Avenue, Suite 900,
Memphis, TN 38119
Attention: Andrew R. McCarroll
Email: amccarroll@SEasset.com
Facsimile: (901) 260-0885

[Signature Page to Guaranty and Collateral Agreement (Secured Convertible Notes)]

ATTACHMENT 1

CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“ABL Agent” has the meaning set forth in the Intercreditor Agreement.

“ABL Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 26, 2016 (as amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof), among Company, the lenders party thereto and Bank of America, N.A., as ABL Agent.

“ABL Loan Documents” has the meaning set forth in the Intercreditor Agreement.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Account” has the meaning set forth in the UCC.

“Account Collateral” has the meaning set forth in Section 2(f) of this Agreement.

“Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent, establishing Control of a deposit account or securities account, in each case as required pursuant to the terms of this Agreement, by either the Collateral Agent or the ABL Agent, subject to the terms of the Intercreditor Agreement.

“Additional Grantor” has the meaning set forth in Section 23(b) of this Agreement.

“Affiliate” means, with respect to a specific person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreement” means this Guarantee and Collateral Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means, as to any person, all statutes, rules, regulations, orders or other requirements having the force of law and applicable to such person, and all court orders and injunctions, and/or similar rulings and applicable to such person, in each case of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such person, or any property of such person.

“Applicable Percentage” means with respect to any Noteholder at any time, the percentage (carried out to the fourth decimal place) of the outstanding principal amount of Notes held by such Noteholder at such time to the aggregate outstanding principal amount of Notes outstanding held by all Noteholders at such time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

Attachment 1-1

“Capital Expenditures” means, without duplication, any expenditure of money for any purchase or other acquisition of any asset which, in conformity with GAAP, would be required to be classified as a capital expenditure on the consolidated statement of cash flows of the Company and its Restricted Subsidiaries; provided, that, the term “Capital Expenditures” shall not include (i) any additions to property, plant and equipment and other expenditures made in connection with the replacement, substitution, restoration, repair or improvement of assets to the extent made with (w) the proceeds of equity issuances of, or capital contributions to, the Company, (x) Indebtedness borrowed (excluding borrowings under the ABL Agreement) by the Company, any Guarantor or any Restricted Subsidiary in connection with such capital expenditures, (y) the proceeds from any casualty insurance or condemnation or eminent domain paid on account of the loss of or damage to the assets being replaced, substituted, restored, repaired or improved, to the extent that the proceeds therefrom are utilized or committed to be utilized for capital expenditures within twelve (12) months of the receipt of such proceeds and (if so committed) are so utilized within eighteen (18) months of the receipt of such proceeds, or (z) the proceeds from any sale or other disposition of the Company’s or any Restricted Subsidiary’s assets (other than assets consisting of Accounts and the proceeds thereof), to the extent that the proceeds therefrom are utilized or committed to be utilized for capital expenditures within twelve (12) months of the receipt of such proceeds and (if so committed) are so utilized within eighteen (18) months of the receipt of such proceeds, (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment solely to the extent of the amount of such purchase price reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that constitute operating lease expenses in accordance with GAAP, (iv) expenditures that constitute permitted acquisitions or other investments that consist of the purchase of a business unit, line of business or a division of a person or all or substantially all of the assets of a person, (v) any expenditures which are paid by a third party or which are contractually required to be, and are, reimbursed to the Company and the Guarantors in cash by a third party (including landlords) during such period of calculation or (vi) any non-cash capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Company and the Restricted Subsidiaries.

“Capital Lease Obligations” means, with respect to any person for any period, the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP. For the avoidance of doubt, operating leases shall also be accounted for in accordance with GAAP in effect as of the date hereof, provided that any such obligations that are be required to be classified and accounted for as an operating lease under GAAP as existing on the date hereof that are recharacterized as capital leases due to a change in GAAP after the date hereof shall not be treated as Capital Lease Obligations for any purpose under this Agreement, but instead shall be accounted for as if they were operating leases for all purposes under this Agreement (other than provisions relating to the preparation or delivery of financial statements) as determined under GAAP in effect on the date hereof.

“Cash Control Implementation Date” has the meaning set forth in Section 5(f) of this Agreement.

Attachment 1-2

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended from time to time.

“Closing Date” has the meaning set forth in the Notes.

“Collateral” has the meaning set forth in Section 2 of this Agreement.

“Collateral Agent” has the meaning set forth in the preamble of this Agreement.

“Company” means Eastman Kodak Company, a New Jersey Corporation.

“Company Obligations” has the meaning set forth in Section 1(a) of this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power or by contract. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means any Controlled DDA Account or Controlled Lock Box Account.

“Controlled DDA Account” has the meaning set forth in Section 5(f) of this Agreement.

“Controlled Lock Box Account” has the meaning set forth in Section 5(f) of this Agreement.

“Currency and Commodity Hedging Agreement” means any foreign currency exchange agreement, commodity price protection agreement or other currency exchange rate or commodity price hedging arrangement.

“DDAs” means any checking, savings or other demand deposit accounts maintained by the Company or any Guarantor.

“Disbursement Accounts” means the deposit accounts (other than Excluded Accounts) used by the Company or any Guarantor for disbursements and payments (other than payroll) in the ordinary course of business; provided, that, in no event shall the aggregate amount on deposit in the Disbursement Accounts exceed the estimated amount expected for disbursement and payments by the Company or such Guarantor and any fees in respect of such amount.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) except as set forth in the proviso hereto, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the 91st day after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date; provided, that (i) only the portion of the Equity Interests that so mature or are mandatorily redeemable are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be

Attachment 1-3

Disqualified Stock; (ii) if such Equity Interests are issued to any plan for the benefit of employees of the Company or any Restricted Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company or any Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and (iii) such Equity Interest may by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) become mandatorily redeemable or redeemable at the option of the holder thereof upon the occurrence of a change in control or disposition subject to payment in full in cash of all Obligations (other than contingent indemnification obligations not then due and owing).

“Domestic Subsidiary” means any Subsidiary of the Company that is not a Foreign Subsidiary.

“Eligible Cash” has the meaning set forth in the ABL Agreement.

“Equipment” has the meaning set forth in Section 2(a) of this Agreement.

“Equity Interests” means, as to any person, all of the authorized shares of capital stock of (or other ownership or profit interests in) such person, including all classes of common and preferred capital stock, all of the warrants, options or other rights for the purchase or acquisition from such person of shares of capital stock of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such person or warrants, rights or options for the purchase of acquisition from such person of such shares (or such other interests), and all of the other ownership or profit interests in such person (including partnership, membership or trust interests therein), rights to receive distributions of cash and other property, and to receive allocations of items of income, gain, loss, deductions and credit and similar items from such person, whether voting or nonvoting, whether or not such interests include rights entitling the holder thereof to exercise control over such person, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, that, notwithstanding the foregoing, no Indebtedness shall constitute Equity Interests.

“Event of Default” has the meaning set forth in the Notes.

“Excluded Accounts” means any and all of the (i) payroll, employee benefits, healthcare, escrow, fiduciary, defeasance, redemption, trust, tax and other similar accounts, (ii) “zero balance” accounts from which balances are swept daily to a Controlled Account, (iii) other accounts prohibited by Applicable Law from being pledged to, or having a security interest therein granted to, a third party and (iv) other accounts of the Company or any Guarantor (other than DDAs and other accounts into which customer or other third party payments in respect of the Collateral are scheduled to be or regularly made) with aggregate balances for all such accounts under this clause (iv) of less than $5,000.

“Excluded Property” has the meaning set forth in Section 2(m) of this Agreement.

“Financial Officer” of any person (other than a natural person) means the chief financial officer, president, chief executive officer, treasurer or controller or any other officer of such person designated or authorized by any of the foregoing.

Attachment 1-4

“First Priority Obligation Payment Date” has the meaning set forth in the Intercreditor Agreement.

“Fiscal Quarter” means each three-month period of the Company ending on March 31, June 30 or December 31 of any year.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or other, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantors” has the meaning set forth in the Preamble of this Agreement.

“Guarantee” of or by any person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that, the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any contractual arrangement, including, but not limited to, any acquisition, Capital Expenditure, investment or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee by a person shall be deemed to be an amount equal to the stated amount or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Guarantors” means each Grantor other than the Company.

“Guarantor Obligations” has the meaning set forth in Section 1(a)(i) of this Agreement.

“Hedging Agreement” means any Currency and Commodity Hedging Agreement or Interest Rate Hedging Agreement.

Attachment 1-5

“Immaterial Foreign Subsidiary” means each Restricted Subsidiary that is a Foreign Subsidiary designated in writing by the Company to the Collateral Agent as an Immaterial Foreign Subsidiary; provided, that, (a) an Immaterial Foreign Subsidiary shall not at the time of designation have net sales for any Fiscal Quarter or total assets as of the last day of any Fiscal Quarter in an amount that is equal to or greater than 5.0% of the net sales or total sales, as applicable, of the Company and its Restricted Subsidiaries for, or as of the last day of, such Fiscal Quarter determined as of the date of the most recent annual audited or quarterly unaudited financial statements required to be delivered pursuant to Section 4.4 of the Notes, as the case may be, and (b) Immaterial Foreign Subsidiaries, when taken together with all other Immaterial Foreign Subsidiaries, at the time of designation shall not have net sales for any Fiscal Quarter or total assets as of the last day of any Fiscal Quarter in an amount that is equal to or greater than 5.0% of the net sales or total assets, as applicable, of the Company and its Restricted Subsidiaries for, or as of the last day of, such Fiscal Quarter determined as of the date of the most recent annual audited or quarterly unaudited financial statements required to be delivered pursuant to Section 4.4 of the Notes; provided, that, if for any subsequent Fiscal Quarter the conditions above would not be met if the Company were designating such Subsidiary as an Immaterial Foreign Subsidiary at such time, the Company will promptly designate in writing to the Collateral Agent the Foreign Subsidiaries which will cease to be treated as “Immaterial Foreign Subsidiaries” in order to comply with the foregoing conditions.

“Indebtedness” of any person means, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person, (d) all obligations of such person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and accrued expenses and (ii) any earn-out obligations, except to the extent not paid after becoming due and payable or such obligations appear as a liability on the balance sheet of such person in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, but only to the extent of such Lien, and only to the extent of the lesser of the fair market value of the property secured by the Lien and the amount of Indebtedness, (f) all Guarantees by such person of Indebtedness set forth in subclauses (a)-(e) and (g)-(k), (g) all Capital Lease Obligations of such person, (h) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances, (j) the obligations of such person in respect of any Hedging Agreement and (k) all Disqualified Stock of such person. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor (but only for the portion so liable). For purposes of determining Indebtedness, (x) the “principal amount” of the obligations of any person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such person would be required to pay if such Hedging Agreement were terminated at such time and (y) in no event shall obligations under any Hedging Agreement be deemed “Indebtedness” for calculating any financial ratio (or component thereof).

Attachment 1-6

“Indemnified Party” has the meaning set forth in Section 22(a) of this Agreement.

“Initial Collateral” has the meaning set forth in Section 2(m) of this Agreement.

“Initial Pledged Debt” has the meaning set forth in Recital (3) of this Agreement.

“Intellectual Property” means all intellectual property of the Company and its Subsidiaries, including:

(a) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto;

(b) all trademarks, service marks, uniform resource locators, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered, together, in each case, with the goodwill symbolized thereby;

(c) all copyrights, including copyrights in computer software, internet web sites and the content thereof, whether registered or unregistered; all confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and all other intellectual, industrial and intangible property of any type, including industrial designs and mask works;

(d) except as set forth above, all registrations and applications for registration for any of the foregoing, including those registrations and applications for registration, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(e) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary; and

(f) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages.

Attachment 1-7

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date herewith, among the Collateral Agent, Bank of America, N.A., as ABL Agent, the Company and the Guarantors.

“Interest Rate Hedging Agreement” means any interest rate protection agreement or other interest rate hedging arrangement.

“Inventory” has the meaning set forth in Section 2(b) of this Agreement.

“Investment Property” has the meaning set forth in Section 2(d)(vi) of this Agreement.

“L/C Cash Deposit Account” has the meaning set forth in Recital (5) of this Agreement.

“Lien” has the meaning set forth in the Notes.

“Lock Box” means those lock boxes that are maintained by the Grantors as of the Closing Date, as set forth in Schedule II.

“Lock Box Agreement” means, with respect to any Lock Box established by a Grantor, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, establishing Control of such Lock Box by the ABL Agent or the Collateral Agent, in accordance with this Agreement and the Intercreditor Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company and any person whose accounts are consolidated with the accounts of the Company in accordance with GAAP, taken as a whole, (b) the rights and remedies of the Collateral Agent or any Noteholder under any Transaction Document or (c) the ability of the Company or any Guarantor to perform its obligations under any Transaction Document to which it is a party.

“Material First-Tier Foreign Subsidiary” means any Foreign Subsidiary or Qualified CFC Holding Company that is owned directly by or on behalf of the Company or any Guarantor and is not an Immaterial Foreign Subsidiary.

“Maturity Date” has the meaning set forth in the Notes.

“Noteholders” has the meaning set forth in the Recitals to this Agreement.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of the date hereof, by and among the Company, the Noteholders and Collateral Agent (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Note Register” has the meaning set forth in Section 29(m) of this Agreement.

“Notes” means each of the Notes referred to in the Note Purchase Agreement.

“Obligations” has the meaning set forth in Section 1(a)(iii) of this Agreement.

“Permitted Lien” has the meaning set forth in the Notes.

Attachment 1-8

“Pledged Debt” has the meaning set forth in Section 2(d)(iv) of this Agreement.

“Pledged Cash Account (Eligible Cash)” has the meaning set forth in Recital (6) to this Agreement.

“Pledged Deposit Accounts” has the meaning set forth in Recital (4) of this Agreement.

“Qualified CFC Holding Company” means any Domestic Subsidiary that has no material assets other than Equity Interests in one or more Subsidiaries that are CFCs.

“Receivables” has the meaning set forth in Section 2(c) of this Agreement.

“Related Contracts” has the meaning set forth in Section 2(c) of this Agreement.

“Requirement of Law” means, as to any person, the certificate of incorporation and by-laws or other organizational or governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Required Noteholders” means (i) prior to the Closing Date, each purchaser entitled to purchase Notes pursuant to the terms of the Note Purchase Agreement, and (ii) on or after the Closing Date, holders of at least a majority of aggregate principal amount of Notes then outstanding.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Unless otherwise specified, any references herein to a “Restricted Subsidiary” shall refer to a Restricted Subsidiary of the Company.

“Second Priority Representative” shall have the meaning set forth in the Intercreditor Agreement.

“Secured Parties” means any of the Collateral Agent and the Noteholders.

“Security Agreement Supplement” has the meaning set forth in Section 23(b) of this Agreement.

“Security Collateral” has the meaning set forth in Section 2(d) of this Agreement.

“Subagent” has the meaning set forth in Section 19(b) of this Agreement.

“Subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power to elect a majority of the board of directors or other managers thereof or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of

Attachment 1-9

such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Company. For the avoidance of doubt, a variable interest entity shall not constitute a subsidiary.

“Transaction Documents” has the meaning set forth in the Note Purchase Agreement.

“UCC” has the meaning set forth in Recital (9) to this Agreement.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company designated by the board of directors (or equivalent governing body) of the Company as an Unrestricted Subsidiary pursuant to the terms of the ABL Loan Documents and (b) any Subsidiary of an Unrestricted Subsidiary.

“US Cash” has the meaning set forth in the ABL Agreement.

Attachment 1-10

SCHEDULE I

PART I

INITIAL PLEDGED DEBT

Grantor	Debt Issuer	Principal Amount[1]	Currency
Eastman Kodak Company	Kodak Canada ULC	$76,874,055	USD

PART II

[Reserved]

PART III

[Reserved]

PART IV

INVESTMENT PROPERTY

213,322 ordinary shares of Smatrac N.V., a company limited by shares (naamloze vennootschap) incorporated under the Laws of the Netherlands.1

50,000 uncertificated shares of common stock of WENN Digital, Inc.2

The right to receive 3,000,000 cryptocurrency tokens (KODAKCoins) from WENN Digital, Inc. when created3

[1]	Amount reflects outstanding principal and accrued interest as of April 30, 2019. Loan maturities typically roll on a monthly basis.

SCHEDULE II

DEPOSIT ACCOUNTS

Grantor	Name and Address of Bank	Account Number	Contact	Contact Information
Eastman Kodak Company	PNC Bank, Two Tower Center 23rd Floor, E. Brunswick, NJ 08816	0001197407	James Oppenheim	732-220-3226 james.oppenheim@pnc.com

Eastman Kodak Company	Bank of America, 100 West 33rd Street, New York, NY 10001	1233952890	Judith Mason	716-847-4421 judith.l.mason@baml.com

Eastman Kodak Company	Bank of America, 100 West 33rd Street, New York, NY 10001	1291343302	Judith Mason	716-847-4421 judith.l.mason@baml.com

Eastman Kodak Company	JPMorgan Chase Bank, N.A., 270 Park Ave., 43rd Floor, New York, NY 10017	790532860	Lee Vecchione	212-622-7203 lee.vecchione@jpmorgan.com

FOREIGN DEPOSIT ACCOUNTS

Account Holder	Account Number	Branch Name
Kodak (Near East), Inc.	100068613	Citibank Dubai

SCHEDULE III

RECEIVABLES AND AGREEMENT COLLATERAL

None.

SCHEDULE IV

[Reserved]

SCHEDULE V

LOCATION, CHIEF EXECUTIVE OFFICE, TYPE OF ORGANIZATION, JURISDICTION OF ORGANIZATION AND ORGANIZATIONAL IDENTIFICATION NUMBER

Grantor	Trade Name(s)	Chief Executive Office	Type of Organization	Jurisdiction of Organization	Organizational ID Number	Federal Employer ID Number
Eastman Kodak Company		343 State Street Rochester, New York 14650	Corporation	New Jersey	3590801000	16-0417150

Eastman Kodak International Capital Company Inc.		343 State Street Rochester, NY 14650	Corporation	Delaware	675517	16-0952341

Far East Development, Ltd.		343 State Street Rochester, NY 14650	Corporation	Delaware	0899514	16-1152300

FPC Inc.	Pro-Tek	6721 Romaine Street Los Angeles, CA 90038	Corporation	California	C0957735	95-3519183

Kodak (Near East) Inc.		343 State Street Rochester, NY 14650	Corporation	New York	81040	16-6027936

Kodak Americas. LTD		343 State Street Rochester, NY	Corporation	New York	109088	66-0216256

Kodak Philippines Ltd.		343 State Street Rochester, NY 14650	Corporation	New York	24429	16-0747862

Laser-Pacific Media Corporation	Laser Edit, Inc. Pacific Video, Inc.	343 State Street Rochester, NY 14650	Corporation	Delaware	2236415	95-3824617

Grantor	Trade Name(s)	Chief Executive Office	Type of Organization	Jurisdiction of Organization	Organizational ID Number	Federal Employer ID Number
NPEC Inc.		343 State Street Rochester, NY 14650	Corporation	California	C1513754	16-1375677

Qualex Inc.	QLX Photoprocessing QLX Photoprocessing, Inc. QLX Imaging Kodalux Processing Services Event Imaging Solutions	4020 Stirrup Creek Drive, Suite 100, Durham, NC 27703	Corporation	Delaware	2133251	16-1306019

SCHEDULE VI

CHANGES IN NAME, LOCATION, ETC. WITHIN FIVE YEARS

PRIOR TO THE DATE OF THE AGREEMENT

Grantor	Previous Chief Executive Office	Type of Organization	Jurisdiction of Organization	Organizational ID Number
Laser-Pacific Media Corporation	809 N. Cahuenga Blvd. Los Angeles, CA 90038	Corporation	Delaware	2236415

Qualex Inc.	4020 Stirrup Creek Drive, Suite 100 Durham, NC 27703w	Corporation	Delaware	213325

SCHEDULE VII

LETTERS OF CREDIT

None.

SCHEDULE VIII

EQUIPMENT LOCATIONS

Grantor	Location	Owned/Leased/Operated by Third-Parties
Eastman Kodak Company	Eastman Business Park 1964 & 1991 Lake Avenue Rochester, NY 14652	Owned

Eastman Kodak Company	Kodak Office 343 State Street Rochester, NY 14650	Owned

Eastman Kodak Company	One Kodak Way Columbus, GA 31907-2934	Owned

Eastman Kodak Company	3000 Research Blvd Dayton, OH 45420	Leased from: Fifteenth Dayton, LLC c/o Lewiston Investment Company 67 Lewiston Road Grosse Pointe Farms, MI 48236

SCHEDULE IX

INVENTORY LOCATIONS

Grantor	Location	Owned/Leased/Operated by Third-Parties
Eastman Kodak Company	Eastman Business Park Rochester, NY 14652	Owned

Eastman Kodak Company	200 Wallace Way Dock 9W Rochester, NY 14624	Leased from: Tech Park Owner LLC 190 North Street Brooklyn NY 11211

Eastman Kodak Company	4585 Cargo Drive Columbus, GA 31907	Operated by: Ryder Integrated Logistics, Inc. 11690 NW 105th Street, Miami FL 33178

Eastman Kodak Company	3000 Research Blvd Dayton, OH 45420	Leased from: Fifteenth Dayton, LLC c/o Lewiston Investment Company 67 Lewiston Road Grosse Pointe Farms, MI 48236

Eastman Kodak Company	1025 Sandhill Road Reno, NV 89521	Operated by: Ryder Integrated Logistics, Inc. 11690 NW 105th Street, Miami FL 33178

Eastman Kodak Company	One Kodak Way Columbus, GA 31907-2934	Owned

Eastman Kodak Company	EI RDC 100 Latona Road, Building 326, Rochester, NY 14652	Owned

Eastman Kodak Company	400 South Pioneer Blvd. Springboro, OH 45066	Operated by: Graphic System Services, Inc. 400 South Pioneer Blvd. Springboro, OH 45066

Eastman Kodak Company	1669 Lake Avenue Rochester, NY 14650	Operated by: Rochester Silver Works, LLC PO Box 15397 Rochester, NY 14615-5397

Eastman Kodak Company	1001 Klein Rd, Suite 100 Plano, TX 75074-3707	Operated by: Creation Technologies 1001 Klein Rd, Suite 100 Plano, TX 75074-3707

SCHEDULE X

COMMERCIAL TORT CLAIMS

Case No.	Parties	Venue
14-CV-6849 (as a constituent case in MDL proceeding No. 13-md-2481-KBF

Eastman Kodak Company

v.

The Goldman Sachs Group, Inc.; Goldman Sachs & Co.; Goldman Sachs International; J. Aron & Company; Metro International Trade Services, LLC; JPMorgan Chase & Co.; JPMorgan Securities, PLC; JPMorgan Chase Bank, N.A.; Henry Bath & Son Ltd.; Henry Bath LLC; Glencore International AG; Glencore AG; Glencore Ltd.; Pacorini Metals Vlissingen BV; Pacorini Metals AG; Pacorini Metals USA, LLC

U.S. District Court Southern District of New York

CP-2018-000034

Eastman Kodak Co.; Eastman Kodak SARL; Kodak Limited; Kodak Graphic Communications GmbH; Kodak Japan Ltd.; Kodak (China) Graphic Communications Company Ltd.

v.

Glencore plc; Glencore AG; Glencore International AG; Glencore Limited (USA); Glencore Limited (London); Pacorini Metals AG (nka Access World Group); Pacorini Metals Vlissingen BV (nka Access World (Vlissingen) BV); Pacorini Metals USA, LLC (nka Access World (USA) LLC); JPMorgan Chase & Co.; J.P. Morgan Securities plc; JPMorgan Chase Bank, N.A.; Henry Bath & Son Limited; Henry Bath B.V.; Henry Bath LLC, Goldman Sachs Group, Inc.; Goldman Sachs & Co. LLC; J Aron & Company; Goldman Sachs International; Metro International Trade Services, L.L.C.

In the High Court of Justice Business & Property Courts of England and Wales

1:05-md-01720	In Re: Payment Card Fee Merchant Discount Antitrust Litigation	U.S. District Court, Eastern District of New York; Northern District of California

2:12-md-02311	In Re: Automotive Parts Antitrust Litigation, End-Payor Actions	U.S. District Court for the Eastern District of Michigan Southern Division

3:2007-cv-05944	In Re: Cathode Ray Tube (CRT) Antitrust Litigation	U.S. District Court Northern District of California (San Francisco)

11:3-cv-7789	In Re: Foreign Exchange Benchmark Rates Antitrust Litigation	U.S. District Court for the Southern District of New York

3:18-md-02828	In Re: Intel Corp. CPU Marketing, Sales Practices and Products Liability Litigation	U.S. District Court District of Oregon Portland Division

3:14-md-02521	In Re: Lidoderm Antitrust Litigation	U.S. District Court Northern District of California

3:14-cv-02516	In Re: Aggrenox Antitrust Litigation	U.S. District Court for the District of Connecticut

1:14-md-2503	In Re: Solodyn Antitrust Litigation	U.S. District Court for the District of Massachusetts

3:14-cv-03264	In Re: Capacitors Products Antitrust Litigation	U.S. District Court Northern District of California

Case No.	Parties	Venue
1:10-cv-05711	Kleen Products LLC et al. v. Packaging Corporation of America, et al.	U.S. District Court Northern District of Illinois Eastern Division

3:10-md-02143	In Re: Optical Disk Drive Products Antitrust Litigation	U.S. District Court Northern District of California San Francisco Division

4:13-md--2420	In Re: Lithium Ion Batteries Antitrust Litigation	U.S. District Court Northern District of California Oakland Division

1:15-md-02599	In Re: Takata Airbag Products Liability Litigation	U.S. District Court for the Southern District of Florida

3:07-cv-05634-CRB	In Re: Transpacific Passenger Air Transportation Antitrust Litigation	U.S. District Court Northern District of California

12-cv-3419	In Re: Euroyen	U.S. District Court, Southern District of New York

London Court File No. 59044CP	The Fanshawe College of Applied Arts and Technology v. Hitachi, Ltd. et al	Ontario

Vancouver Registry File No. S-097394	Saunders et al v. Chunghwa Picture Tues, Ltd. Et al,	British Columbia

Quebec File No. 200-06-000114-093	Ouellet v. Chunghwa Picture Tubes, Ltd. et al	Quebec

SCHEDULE XI

MERGERS AND ACQUISITIONS

1.	The proposed acquisition identified to the Initial Lenders prior to the date of the Guarantee and Collateral Agreement as Project Fox.

SCHEDULE XII

LOCATIONS OF BOOKS AND RECORDS

Grantor	Locations of Books and Records
Eastman Kodak Company	343 State Street Rochester, New York 14650

Eastman Kodak International Capital Company Inc.	343 State Street Rochester, NY 14650

Far East Development Ltd.	343 State Street Rochester, NY 14650

FPC Inc.	343 State Street Rochester, NY 14650

Kodak (Near East), Inc.	343 State Street Rochester, NY 14650

Kodak Americas, Ltd.	343 State Street Rochester, NY 14650

Kodak Philippines, Ltd.	343 State Street Rochester, NY 14650

Laser-Pacific Media Corporation	343 State Street Rochester, NY 14650

NPEC Inc.	343 State Street Rochester, NY 14650

Qualex Inc.	343 State Street Rochester, NY 14650

SCHEDULE XIII

FILING OFFICES

Grantor	State
Eastman Kodak Company	New Jersey Department of the Treasury

Eastman Kodak International Capital Company Inc.	Delaware Secretary of State

Far East Development Ltd.	Delaware Secretary of State

FPC Inc.	California Secretary of State

Kodak (Near East), Inc.	New York Secretary of State

Kodak Americas, Ltd.	New York Secretary of State

Kodak Philippines, Ltd.	New York Secretary of State

Laser-Pacific Media Corporation	Delaware Secretary of State

NPEC Inc.	California Secretary of State

Qualex Inc.	Delaware Secretary of State

SCHEDULE XIV

OTHER ACTIONS

None.